UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 10/25/2013

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34207

Delaware	33-0728374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2929 Seventh Street, Suite 100

Berkeley, CA 94710-2753

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 25, 2013, Dynavax Technologies Corporation (the “Company”) entered into two underwriting agreements (each, an “Underwriting Agreement”) with Cowen and Company, LLC as representative of the underwriters named therein (the “Underwriters”) for separate, concurrent offerings of the Company’s securities, which together are expected to result in gross proceeds to the Company of approximately $132.2 million.

The first Underwriting Agreement relates to the public offering and sale of 79,570,000 shares of the Company’s common stock, at a price to the public of $1.075 per share (the “Common Stock Offering”). Pursuant to the first Underwriting Agreement, the Underwriters have agreed to purchase these securities from the Company at a price of $1.02125 per share.

The second Underwriting Agreement relates to the public offering and sale of 43,430 shares of the Company’s Series B Convertible Preferred Stock (the “Series B”) (the “Series B Offering”). The offering price to the public is $1,075.00 per share of Series B. Pursuant to the second Underwriting Agreement, the Underwriters have agreed to purchase these securities from the Company at a price of $1,021.25 per share.

The rights, preferences and privileges of the Series B are set forth in a Certificate of Designation of Series B Convertible Preferred Stock, which the Company expects to file with the Delaware Secretary of State on or before October 29, 2013. Each share of Series B is convertible into 1,000 shares of the Company’s common stock at any time at the holder’s option. The holder, however, will be prohibited from converting Series B into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.98% of the total number of shares of the Company’s common stock then issued and outstanding. In the event of the Company’s liquidation, dissolution, or winding up, holders of Series B will receive a payment equal to $0.001 per share of Series B before any proceeds are distributed to the holders of common stock. Shares of Series B will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series B will be required to amend the terms of the Series B. Shares of Series B will not be entitled to receive any dividends, unless and until specifically declared by the Company’s board of directors, and will rank:

•	senior to all common stock;

•	senior to any class or series of capital stock hereafter created specifically ranking by its terms junior to the Series B;

•	on parity with the Company’s Series A Junior Participating Preferred Stock and any class or series of capital stock hereafter created specifically ranking by its terms on parity with the Series B; and

•	junior to any class or series of capital stock hereafter created specifically ranking by its terms senior to the Series B;

in each case, as to distributions of assets upon the Company’s liquidation, dissolution or winding up whether voluntarily or involuntarily.

Each of the Common Stock Offering and the Series B Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-191610), including the prospectus dated October 17, 2013 contained therein, as the same has been supplemented.

The sale of shares of common stock and Series B is expected to close on October 30, 2013. Each Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in each Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties. Subject to certain exceptions, the Company and all of the Company’s directors and executive officers also agreed to not sell or transfer any common stock of the Company for 60 days after October 25, 2013 without first obtaining the consent of Cowen and Company, LLC.

A copy of the Underwriting Agreement relating to the Common Stock Offering is attached hereto as Exhibit 1.1 and is incorporated herein by reference. A copy of the Underwriting Agreement relating to the Series B Offering is attached hereto as Exhibit 1.2 and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreements and the rights, preferences and privileges of the Series B is qualified in its entirety by reference to such exhibits. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in these offerings is attached as Exhibit 5.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated October 25, 2013

1.2	Underwriting Agreement, dated October 25, 2013

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

99.1	Press Release dated October 25, 2013, “Dynavax Prices Public Offerings Of Common Stock And Series B Convertible Preferred Stock”

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAVAX TECHNOLOGIES CORPORATION

Date: October 28, 2013	By:	/s/ Michael S. Ostrach
Michael S. Ostrach Vice President

Exhibit Index

Exhibit No.	Description
1.1	Underwriting Agreement, dated October 25, 2013

1.2	Underwriting Agreement, dated October 25, 2013

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

99.1	Press Release dated October 25, 2013, “Dynavax Prices Public Offerings Of Common Stock And Series B Convertible Preferred Stock”